Exhibit 15

June 16, 2023

To the Board of Directors and Stockholders of

Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of debt securities, warrants, common stock, preferred stock, rights, purchase contracts and units of our report dated April 13, 2023 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarter ended March 31, 2023.

/s/ Ernst & Young LLP